Exhibit (b)(2)

Customer Account Agreement

Date: November 9, 2012	Account Number(s) 836-39

Account Title:	ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND

This agreement (including all terms, schedules, annexes, supplements and exhibits attached hereto, this “Agreement”) is entered into between Advent Claymore Convertible Securities and Income Fund (“Customer”) and Merrill Lynch Professional Clearing Corp. (“ML Pro”), as agent for itself and the other BofAML Entities.  This Agreement contains the terms and conditions upon which ML Pro agrees to open and maintain one or more accounts (each, a “ML Pro Account”) for margin and other products or services, and otherwise to transact business with Customer.

ML Pro and/or other BofAML Entities may provide services under this Agreement which include extending credit to Customer.  Each of the BofAML Entities is intended to be a beneficiary of Customer’s agreements, representations and covenants herein, as well as of ML Pro’s rights under this Agreement.  Except as otherwise specified, capitalized terms are defined in 0.

Section 1:  Margin.

(A)  All extensions of credit, debit balances, loans and Obligations are repayable immediately upon demand unless otherwise expressly agreed in writing, including, without limitation, with respect to the Loan Agreement with respect to the Loan Transaction and the Repurchase Agreement with respect to the Repurchase Transaction. Subject to the provisions of the Loan Agreement with respect to the Loan Transaction and the Repurchase Agreement with respect to the Repurchase Transaction, Customer agrees to, at all times, (i) maintain in, and immediately upon demand furnish for deposit to, any Account, or otherwise provide to the BofAML Entities in a manner satisfactory to the BofAML Entities, such securities or other assets as the BofAML Entities may require in light of outstanding Obligations and (ii) comply with ML Pro’s risk policies as notified by ML Pro.  Such margin requirements and risk policies shall, except as otherwise set forth in the Loan Agreement with respect to the Loan Transaction and the Repurchase Agreement with respect to the Repurchase Transaction, be set from time-to-time by ML Pro in its sole and absolute discretion, and such margin requirements may exceed any minimum margin requirements imposed by Applicable Law.  Subject to the Loan Agreement with respect to the Loan Transaction and the Repurchase Agreement with respect to the Repurchase Transaction, the assets that ML Pro will accept as collateral, credit support, or margin, as well as their value, shall be as determined by ML Pro from time to time in its sole and absolute discretion.  Except as otherwise provided in the Loan Agreement with respect to the Loan Transaction, the Repurchase Agreement with respect to the Repurchase Transaction, or in 0, nothing in this Agreement shall affect any right of ML Pro or any other BofAML Entity to require margin or other Collateral in connection with any other Contract.

(B)  Where ML Pro makes a demand for margin or Collateral pursuant to this Agreement, the calculation of which takes into account a transaction which is subject to the terms of another Contract, the provisions of such other Contract governing the provision of collateral, credit support or margin (however defined, including, without limitation, (i) the amount of collateral, credit support or margin required to be furnished by Customer, (ii) the timing and delivery requirements of such collateral, credit support or margin (including without limitation any minimum transfer amounts), (iii) the type and value of the assets that are acceptable as collateral, credit support or margin, (iv) any rights of Customer to dispute the valuation of such collateral, credit support or margin and (v) any rights of Customer to demand the delivery or return of collateral, credit support or margin) shall be disapplied in their entirety in respect of such transaction and the transfer of collateral, credit support or margin, and the provisions of this Agreement shall control and supersede the terms of such other Contract; provided that, the provisions of this Section 1(B) shall not disapply the provisions of any Contract governing the initial purchase of securities under any repurchase transaction or the provisions of the Loan Agreement with respect to the Loan Transaction.  Notwithstanding the foregoing, this Section (B) shall not apply with respect to the Subject Transactions.

Section 2:  Credit Protection.

(A)  Grant. Customer pledges and grants to each of (i) MLPro, as agent for the BofAML Entities, and (ii) each of the other BofAML Entities a security interest in and a continuing lien on, grants to each BofAML Entity a right of setoff against, all Collateral whether now existing or hereafter arising for the prompt and complete payment and performance when due of all Obligations.  Each BofAML Entity notifies each other BofAML Entity of its security interest in the Collateral and each BofAML Entity acknowledges such notice and consents to such security interest.  Each BofAML Entity’s security interest in the Collateral shall (i) remain in full force and effect until the payment and performance in full of all of Customer’s Obligations and the termination of this Agreement, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, each of the BofAML Entities and their successors, transferees and assigns.  The security interests created under this Agreement shall be in addition and without prejudice to any other security interest, guarantee, indemnity, right or remedy of whatever nature which any BofAML Entity may now or at any time have in respect of any Obligation.  Except to the extent otherwise agreed to in the Control Agreement with the Custodian, the BofAML Entities and Customer each acknowledge and agree that each Account to which Collateral is credited and that is maintained by a securities intermediary is a securities account, and all property and assets held in or credited from time to time to any Account (other than any commodity contract) shall be treated as a financial asset for purposes of Article 8 of the NYUCC; provided that, any such account may also be a deposit account (within the meaning of Section 9-102(a)(29) of the NYUCC) or a commodity account (within the meaning of Section 9-102(a)(14) of the NYUCC).

(B)  Priority.  Subject to the Loan Agreement with respect to the Loan Transaction, the security interest of each of the BofAML Entities in any Collateral shall rank in such order of priority as the BofAML Entities may agree from time to time, provided that, in the event that ML Pro is obliged by Applicable Law to maintain a first priority lien in Collateral held by ML Pro, or where ML Pro would suffer adverse regulatory capital, reserve or other similar costs (“Adverse Costs”) if it did not maintain a first priority lien in such Collateral, ML Pro’s interest in the applicable Collateral shall have priority over that of the other BofAML Entities to the extent required to satisfy requirements of Applicable Law or avoid such Adverse Costs.

(C)  Control by BofAML Entities.  Each BofAML Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for all other BofAML Entities and each BofAML Entity which has control of Collateral has such control for its own benefit and for the benefit and on behalf of each other BofAML Entity.  Each BofAML Entity shall, without Customer’s further consent, comply with any entitlement orders, instructions, or directions originated by another BofAML Entity with respect to the Collateral, including, without limitation (i) any entitlement orders with respect to any securities account constituting Collateral or to which any Collateral is credited or any Collateral credited to such an account, (ii) any instructions directing disposition of the funds in a deposit account constituting collateral or to which Collateral is credited, and (iii) any direction to apply any value distributed on account of any commodity contract constituting Collateral or any commodity account to which Collateral is credited, in each case subject to the consent of each other BofAML Entity.

(D)  Release of Collateral.  Notwithstanding anything to the contrary herein or in any other Contract, while any Obligations remain outstanding, no BofAML Entity shall be required to, or agree to, (a) comply with instructions from Customer to release Collateral to Customer or a third party unless (i) Customer is in compliance with all Obligations and Contracts, (ii) after such release, all Obligations and Contracts will be collateralized in an amount not less than the amount required by the BofAML Entities, and (iii) the BofAML Entities have given prior consent, or (b) pay any net sum due to Customer following the application of the close-out and netting or enforcement provisions under any Contract without the prior consent of the BofAML Entities; provided that Section 2.10 of the Loan Agreement shall govern the release of the Loan Collateral and the Repurchase Agreement shall govern the release of any collateral return mechanics set forth therein with respect to collateral pledged pursuant thereto.

(E)  Transfer of Collateral between BofAML Entities.  To the extent that (i) an Event of Default has occurred, (ii) Customer is receiving cross margining benefits among certain of Customer’s account with BofAML Entities, or (iii) Customer has excess Collateral, as determined by the applicable BofAML Entity, and the transfer of such excess Collateral by a BofAML Entity under this clause (e) will be made for the purpose of moving all or a portion of such excess Collateral to post such excess Collateral in another Customer account with a BofAML Entity or a Customer account with a third party subject to the control of a BofAML Entity, then each BofAML Entity is authorized, but is not obligated, to use, apply, credit or transfer any and all Collateral interchangeably between the BofAML Entities at any time, and without prior notice to Customer (including by transfer to the proprietary account of any BofAML Entity in connection with any master repurchase agreement between Customer and any BofAML Entity, in which case such assets shall be deemed additional margin or purchased securities, as the case may be, as defined in such master repurchase agreement).  Under no circumstances shall any Collateral delivered, transferred or deemed delivered or transferred to a BofAML Entity in connection with a Contract be transferred or released if the BofAML Entities determine that such transfer or release would render any of them undersecured or undermargined with respect to any Obligations, or if an Event of Default has occurred, or if any such application, transfer or release would be contrary to Applicable Law.

(F)  Power of Attorney.  Customer shall take all steps reasonably requested by the BofAML Entities to establish and maintain the perfection and, as appropriate, first priority of the BofAML Entities’ security interest in the Collateral.  Customer shall pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay any and all Taxes and levies imposed on the Collateral by any authority.  In addition, Customer irrevocably and by way of security authorizes and appoints each of the BofAML Entities as its attorney-in-fact (with full power of substitution and delegation), on its behalf and in its name or otherwise, when and as the BofAML Entities think fit to do all acts (i) as may be required to be done under this Agreement, including to perfect the security interests in, and to provide for any BofAML Entity to have control of, or realize upon any rights of any BofAML Entity in, any or all of the Collateral, including actions required to execute, sign, seal and deliver any documents which may be required for such purposes and (ii) as may be required for the full exercise of the powers conferred hereby, including upon an Event of Default.  Customer ratifies and confirms and agrees to ratify and confirm whatever any BofAML Entity shall do in the exercise or purported exercise of the power of attorney granted by this 0.

Section 3:  Fees and Costs.  Customer shall pay to ML Pro, on demand, ML Pro’s reasonable costs (including, without limitation, disbursements and tax costs specifically related to a transaction and any transfer costs in connection with termination of this Agreement), together with ML Pro’s fees and interest charges (including for financing securities or other positions or strategies) as charged by ML Pro to Customer from time to time, and any third party fees which ML Pro shall pass through to Customer, in each case in respect of the services contemplated by this Agreement.  Customer acknowledges receipt of ML Pro’s Truth-in-Lending disclosure statement.  Customer authorizes the BofAML Entities to debit any Account to pay themselves or others for fees, other charges, expenses and Obligations.

Section 4:  Taxes.  All payments by Customer (including fees payable pursuant to Section 3) and all deliveries of Collateral or margin under any Contract shall be made, and the value of any Collateral shall be calculated, without withholding or deducting any Taxes.  If any deduction or withholding of Taxes or other amount is required by law to be made from any sum or if any Tax is imposed directly on ML Pro with respect to any sum (other than a Tax imposed on ML Pro on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which ML Pro is organized unless such Tax is imposed as a result of ML Pro having a connection with the jurisdiction imposing the tax other than having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement) Customer shall pay in the same manner and at the same time such additional amounts as will result in receipt by the relevant BofAML Entities, free from any liability in respect of any such deduction or withholding or the imposition of tax, of such amount as would have been received by them had no such deduction, or withholding or imposition of tax been required to be made.  ML Pro is authorized to withhold Taxes and remit such Taxes to the relevant taxing authorities to the extent required by law, and shall not pay any additional amounts in respect of any withheld amounts. Notwithstanding the foregoing, this Section 4 shall not apply with respect to the Subject Transactions.

Section 5:  Representations, Warranties, Covenants and Agreements.  Customer represents, warrants, covenants and agrees, as of the date hereof, and on each date on which an Obligation is in existence or a transaction or Contract is effected for any Account, the following, provided that this Section 5 (other than Clauses (E), (F), (G), (I), (K), (L), (M), (N) and (P)) shall not apply with respect to the Subject Transactions:

(A)  Customer is duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to own its assets and to conduct the business it conducts;

(B)  Customer has the power and authority to execute, deliver, and perform its obligations under this Agreement and each Contract, and this Agreement and each Contract has been duly executed and delivered by Customer (and, if Customer is a partnership, by the general partner(s) on behalf or for the benefit of the partnership and each of its partners from time to time, present and future), and constitutes a valid and binding agreement of Customer, enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and general principles of equity.  The execution, delivery and performance by Customer of this Agreement and each Contract and the fulfillment of the Obligations do not and will not result in a breach or violation of any Applicable Law, order, or award binding on Customer or its property, or Customer’s organizational documents, or any material contract or other instrument binding on or affecting Customer or any of its property;

(C)  No consent of, authorization or other action by, notice to, or filing with, any governmental authority, self-regulatory organization or any other person is required that has not already been obtained for (i) Customer to execute, deliver, and perform under this Agreement; or (ii) the exercise by any of the BofAML Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral;

(D)  In entering into this Agreement, Customer is not relying upon any representation, warranty or other statement of ML Pro whatsoever, other than express representations or warranties that ML Pro has made in this Agreement.  Customer (i) is knowledgeable and experienced regarding any transactions that it enters into pursuant to this Agreement or any other Contract, (ii) is capable of evaluating the terms of this Agreement and the Contracts, and the merits and risks of such transactions, and (iii) has obtained or will obtain any requisite independent advice in respect of such transactions.  Customer has determined, based on its own independent review, that the Contracts and the transactions contemplated thereby are fit, proper and suitable for it and that it is capable of bearing any related economic risks;

(E)  Customer is the lawful owner of all Collateral.  All Collateral shall be free and clear of all liens, security interests, mortgages, claims, encumbrances and transfer restrictions, except such as are created under this Agreement, Permitted Encumbrances (as defined in the Loan Agreement), Permitted Liens (as defined in the Control Agreement) and other liens and security interests in favor of BofAML Entities.  Customer will not cause or allow any of the Collateral to be subject to any liens, security interests, mortgages or encumbrances of any nature other than those in favor of the BofAML Entities, Permitted Liens and Permitted Encumbrances, and shall defend the Collateral against all claims and demands of all persons (other than claims and demands with respect to Permitted Liens)  at any time claiming any interest therein adverse to any BofAML Entity. No person (other than Customer, the Custodian or a BofAML Entity) has an interest in the  ML Pro Account, any Accounts, or any Collateral or other property held therein or credited thereto. Collateral consisting of securities shall be delivered in good deliverable form (or a BofAML Entity shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities;

(F)  Unless Customer otherwise informs ML Pro in writing, Customer is not an affiliate (as defined in Rule 144(a)(1) under the Securities Act) of the issuer of any Collateral, and no Collateral is subject to any legal or contractual restrictions on sale for the account of Customer other than pursuant to the Loan Agreement and the “Facility Documents” as defined therein;

(G)  Customer’s financial statements or similar documents previously or hereafter provided to ML Pro (i) fairly present (a) the financial condition of Customer as of the date of such financial statements and (b) the results of its operations for the period for which such financial statements are applicable, (ii) have been prepared in accordance with generally accepted accounting principles and with its organizational or constituent documents, and (iii) if audited, have been certified without reservation by a firm of independent public accountants;

(H)  Customer is in compliance with Applicable Law, all orders and awards binding on Customer or its property, Customer’s internal documents and policies (including organizational documents), and all material contracts (including all Contracts) or other instruments binding on or affecting Customer or any of its property.  No legal or governmental proceedings or investigations are pending or threatened to which Customer is a party or to which any property of Customer is subject, and wherein each case, failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (as defined in the Loan Agreement);

(I)  The organizational identification number of Customer, and the name, jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business) of each of (i) Customer, and (ii) Adviser, at the date of this Agreement and, with respect to jurisdiction only, for the period of five years immediately preceding the date of this Agreement (or, if a shorter period, the period from its date of organization until the date of this Agreement), are, in each case, as set forth on the signature page hereof.  In addition, Customer shall notify ML Pro at least 30 days prior to any change in the name, type of organization, jurisdiction of organization, place of business (if it has, or after such change will have, only one place of business) or chief executive office (if it has, or after such change will have, more than one place of business) of Customer, or any change in Customer’s organizational identification number.

(J)  To the best of Customer’s knowledge after conducting reasonable due diligence, all of the sources of Customer’s funds, including those from its investors, are legitimate, and Customer will maintain records of such due diligence and make such records available to ML Pro upon request;

(K)  Neither Customer, any person controlling or controlled by Customer, any person having a beneficial interest in Customer, nor any person for whom Customer acts as agent or nominee in connection herewith is:  (i) an individual or entity that is named as a Specially Designated National or Blocked Person by the OFAC, or an individual or entity that resides, is organized or chartered, or has a place of business, in a country or territory subject to OFAC’s various sanctions/embargo programs; (ii) a resident in, or organized or chartered under the laws of:  (a) a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern, or (b) a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by a multinational or inter-governmental group such as the Financial Action Task Force on Money Laundering of which the United States is a member; (iii) a financial institution that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern; (iv) a “senior foreign political figure,” or any “immediate family” member or “close associate” of a senior foreign political figure, in each case within the meaning of Section 5318(i) of Title 31 of the United States Code or regulations issued thereunder; or (v) a prohibited “foreign shell bank” as defined in Section 5318(j) of Title 31 of the United States Code or regulations issued thereunder, or a U.S. financial institution that has established, maintains, administers or manages an account in the U.S. for, or on behalf of, a prohibited “foreign shell bank”;

(L)  Customer (i) does not presently engage in and will not hereafter engage in, and (ii) will not use the proceeds of any transaction in furtherance of, any Market-Timing Trading Activity.  Customer will not use the proceeds of any transaction to invest knowingly, whether directly or indirectly, in Market-Timing Investment Entities.  To the extent that Customer learns that it has invested in a Market-Timing Investment Entity, Customer shall immediately notify ML Pro of such investment and shall make good faith efforts to divest itself of such investment as soon as reasonably practicable;

(M)  Customer will be, at all times where applicable, in compliance with (i) Investment Company Act Rule 22c-1 in connection with the purchase, sale and exchange of all U.S. mutual funds, and (ii) all applicable analogous rules and regulations relating to the timing of purchases, sales and exchanges of non-U.S. mutual funds, non-U.S. unit trusts or analogous non-U.S. investment vehicles;

(N)  Unless Customer otherwise informs ML Pro in writing 10 Business Days in advance of placing any order for participation in an initial public offering (as contemplated by FINRA Rule 5130), Customer is not subject to any limitation whatsoever with respect to such participation.  In connection with any such order, Customer will provide sufficient information to ML Pro to establish, in ML Pro’s judgment, that Customer may participate in such public offering through the order so placed;

(O)  Customer is subject to Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 224);

and

(P)  Customer will not enter into any transaction in any way associated with this Agreement “on the basis of” (as defined in paragraph (b) of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended) any material nonpublic information concerning any investment or issuer (or materially related to an issuer in capacities such as a sponsor) of any investment.  Nothing contained in this Section 5(P) shall be deemed to prevent Customer from purchasing or selling securities of an issuer when Customer may do so pursuant to one or more of the affirmative defenses available pursuant to paragraph (c) of SEC Rule 10b5-1.

Section 6:  Reserved.

Section 7:  Events of Default.  It shall be an “Event of Default” by Customer if any of the following events occurs (provided that Clauses (A) to (E) shall not apply with respect to the Subject Transactions):

(A)  Customer breaches, repudiates, fails to perform when due or otherwise defaults (however denominated) on any payment or delivery Obligation or any guarantor, credit support provider or general partner of Customer breaches, repudiates, fails to perform when due or otherwise defaults on (however denominated) any payment or delivery obligation under any agreement with any BofAML Entity or document as to which such guarantor, credit support provider or general partner has any obligations, or any BofAML Entity holds any rights;

(B)  (i)  Customer breaches, repudiates, fails to perform or otherwise defaults on (however denominated) any Obligation other than a payment or delivery Obligation (which, for purposes of this Section 7(B), shall include any and all covenants and agreements contained in any Contract or any document delivered in connection therewith) or otherwise defaults (however denominated) under or in connection with any Contract other than for failure to perform a payment or delivery Obligation, or (ii) any guarantor, credit support provider or general partner of Customer breaches, repudiates, fails to perform when due or otherwise defaults (however denominated) on any obligation other than a payment or delivery obligation under any agreement with any BofAML Entity or document as to which such guarantor, credit support provider or general partner has any obligations or any BofAML Entity holds any rights, or otherwise defaults (however denominated) under or in connection with any such agreement or document other than for failure to perform a payment or delivery obligation;

(C)  Any representation, warranty, or statement by Customer or Adviser in any Contract or in any document delivered under or in relation to any Contract or any Obligation is false or misleading in any respect when made or deemed made;

(D) ML Pro determines, in its reasonable opinion, that any security interest intended to be created by or pursuant to any Contract is not in full force and effect, does not have the priority stated herein or therein or may not be enforced without delay;

(E)  Customer, or any guarantor, credit support provider or general partner of Customer admits in writing its inability, or becomes generally unable, to pay its debts as such debts become due, as determined by any BofAML Entity in its sole and absolute discretion;

(F)  Any step is taken or legal proceeding started by any person seeking (i) a levy of attachment against any property or accounts of Customer or any guarantor, credit support provider or general partner of Customer, (ii) a determination of the bankruptcy or insolvency of any of the foregoing persons, (iii) the appointment of a receiver, administrator, trustee or similar person in respect of any of the foregoing persons or of any or all of the revenues and assets of any of the foregoing persons, (iv) the general assignment, arrangement or composition with or for the benefit of the creditors of any of the foregoing persons, (v) the liquidation, winding up, termination, administration, dissolution or reorganization of any of the foregoing persons, or (vi) the merger of any of the foregoing persons with or into any other person(s), and, in each case, ML Pro believes that such step or proceeding has a reasonable basis; or

(G)  Adviser ceases to act as Customer’s advisor and ML Pro determines in its commercially reasonable discretion that such change is material to the activities of Customer or to ML Pro’s view of the credit risk of the relationship with Customer; or

(H)  An “Event of Default” shall occur under the Loan Agreement.

Customer shall notify ML Pro as soon as possible in writing if any of the above Events of Default under Clause (F) or (G) occurs but in any event within two (2) Business days after Customer obtains actual knowledge of the occurrence of an actual Event of Default).

Section 8:  Default Remedies.  If any Event of Default has occurred each BofAML Entity may, in whole or in part, without further notice to Customer (i) determine Customer to be in default,  (however denominated) under any and all Contracts, (ii) terminate, accelerate, liquidate or close out any Contract, or take any action or step that will entitle the BofAML Entities to do any of the foregoing and declare the obligations of any BofAML Entity to make any advance or loan pursuant to the Loan Agreement to be terminated, whereupon the same shall forthwith terminate, (iii) net, set off and/or recoup any and all of the obligations of such BofAML Entity to Customer (whether matured or unmatured, fixed or contingent, liquidated or unliquidated) against any Obligations of Customer to such BofAML Entity, (iv) foreclose on, liquidate, sell or collect on any Collateral (either individually or jointly with others) and apply the proceeds thereof to satisfy any and all Obligations of Customer to any BofAML Entity, (v) exercise any and all rights available to a secured creditor under the NYUCC and any other right or remedy under any Contract or other agreement or Applicable Law, (vi) cancel any outstanding orders for the purchase or sale of any securities or other property, (vii) convert at Customer’s expense any Obligation from one currency into another currency at such rates as the BofAML Entities shall determine; and (viii) take any other action permitted under any Contract, by law or in equity to protect, preserve or enforce the BofAML Entities’ rights or to reduce any risk to any BofAML Entity of loss or delay, including entering into hedging or offsetting transactions for ML Pro’s own account or for Customer’s account and risk.  In addition to the foregoing, upon the occurrence of an Event of Default, ML Pro may, at its option, deliver a notice of exclusive control to the Custodian with respect to the Loan Collateral, instruct the Custodian to transfer the whole or any part of the Loan Collateral into the name of ML Pro or the name of its nominee, notify the obligors on any Collateral to make payment to ML Pro or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as such BofAML Entity determines in its sole discretion, and exercise any other rights and remedies under any this Agreement, at law or in equity.  Customer will be responsible for any decrease in the value of the Collateral occurring prior to liquidation.

If an Event of Default has occurred, Customer agrees that any BofAML Entity may sell any Collateral or buy in any property, and that any such sale or purchase may be made at the BofAML Entities’ sole and absolute discretion on the exchange or other market where such business is usually transacted, or at public auction or at private sale, without advertising the same, without any notice to Customer of the time or place of sale except as may be required by law, and without prior tender, demand or call of any kind upon Customer, all of which are expressly waived; provided that if a BofAML Entity provides notice of the time and place of such sale or purchase or a prior tender, demand or call of any kind, it shall not be considered a waiver of such BofAML Entity’s right to sell or buy any Collateral at any time as provided herein.  The parties agree and acknowledge that the Collateral is traded on a recognized market.  The BofAML Entities to the extent permitted by Applicable Law may purchase or may appropriate (at a commercially reasonable value) the whole of the Collateral or any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency.  If less than all of Customer’s securities, property or transactions are to be bought, sold or closed out, the BofAML Entities may in their sole and absolute discretion select which securities, property or transactions are to be bought, sold or closed out.  Customer shall be liable for interest on any sum not paid when due for the period beginning on its due date and ending on the date of its receipt by ML Pro, both before and after judgment, if obtained.  Such interest shall be calculated from time to time at the rate per annum ordinarily charged to Customer plus 2% per annum.  All interest payable under this 0, if not paid when due, shall be added to the overdue sum at the close of a ML Pro charge period, as defined in the Truth-in-Lending disclosure statement (attached to the Application), and shall itself bear interest accordingly.  The provisions of this 0 are exclusively for the benefit and protection of the BofAML Entities and Customer agrees that the BofAML Entities have no obligation to Customer to take any action permitted by this Section 8.  Customer explicitly waives any rights to challenge or dispute any BofAML Entity’s rights hereunder. The power of sale under section 101 of the United Kingdom Law of Property Act 1925 (“LPA”) shall apply and have effect (without the restrictions imposed by sections 93 and 103 of such Act) on the basis that (i) this Agreement constitutes a mortgage within the meaning of the LPA and (ii) ML Pro or any other BofAML Entity exercising such power of sale is a mortgagee exercising the power of sale conferred on mortgagees by the LPA with limited title guarantee.  The powers conferred by this Agreement on any BofAML Entity, or on any receiver appointed by such entity, shall be in addition to those conferred on mortgagees or receivers under the LPA.  If there is any ambiguity or conflict between the powers contained in the LPA and those conferred by this Agreement, the terms of this Agreement shall prevail.  No one dealing with any BofAML Entity or any receiver appointed by any BofAML Entity need enquire whether any of the powers, authorities and discretions conferred by this Agreement in relation to such property are or may be exercisable by any BofAML Entity or such receiver or as to the propriety or regularity of acts purporting or intended to be in exercise of any such powers.  The protection of purchasers contained in sections 104 and 107 of the LPA shall apply to anyone dealing with such BofAML Entity or such receiver as if the statutory powers of sale and of appointing a receiver had not been varied or extended by this Agreement.

Section 9:  Indemnity.

Customer agrees to indemnify and hold the Indemnified Parties harmless from any and all losses, claims, expenses, damages and liabilities of every description (“Costs”), including, but not limited to, reasonable attorneys’ fees and expenses (including the cost of any investigation and preparation), judgments, fines and settlements, when and as incurred by the Indemnified Parties, arising out of or in connection with (i) any of the Indemnified Parties acting in reliance on any instruction given by an Authorized Person including instructions of the nature contemplated by Section 10(C) hereof or any of the Indemnified Parties failing to follow the unlawful or unreasonable instructions of an Authorized Person, (ii) Customer’s or its agent’s breach of any covenant, representation, warranty or agreement in any Contract, (iii) any investigation, litigation or proceeding involving Customer, the Accounts or any Collateral (including any claim or proceedings between Customer and/or any of its Related Persons on one hand and any BofAML Entity on the other hand), (iv) any activities or services of the Indemnified Parties in connection with any Contract and any transactions under any Contract, or any Account (including without limitation, any technology services, reporting, trading, research or capital introduction services), (v) the enforcement by any BofAML Entity of its rights under any Contract, (vi) the dissemination of information to a third party at Customer’s direction, (vii) any Taxes that are the obligations to be paid by Customer pursuant to Section 4 hereof, (viii) an Event of Default or any action of the BofAML Entities taken in order to place the BofAML Entities in the same economic position as they would have been in had an Event of Default not occurred, or (ix) any hedging activities intended to mitigate any loss to which any BofAML Entity believes itself to be exposed as a result of an impending Event of Default or an Event of Default.  Notwithstanding the foregoing, Customer shall not indemnify the Indemnified Parties for Costs that are the direct result of the BofAML Entities’ gross negligence or willful misconduct. Notwithstanding the foregoing, this Section 9 shall not apply with respect to the Subject Transactions.

Section 10:  Limitation of Liability.

(A)  General.  Customer agrees that the Indemnified Parties shall have no liability with respect to any action taken hereunder that is not the direct result of the fraud or willful misconduct of such Indemnified Parties.  In no event shall the Indemnified Parties be liable for indirect, punitive, consequential or similar damages.  In no event shall the Indemnified Parties be required to pay damages in connection with this Agreement or any actions taken under any Contract in an amount that is greater than the fees earned by the Indemnified Parties in connection with the services provided hereunder (excluding execution fees and related charges) for the immediately preceding 12 month period.  Notwithstanding the foregoing, this Section (A) shall not apply to the Subject Transactions.

(B)  Agents and Subcustodians.  ML Pro may execute any of its duties and exercise any of its rights under any Contract by or through agents (including affiliates) or employees, including arrangements pursuant to which certain of Customer’s securities may be held by subcustodians, banks, financial institutions, clearing organizations and depositories inside or outside the United States.  ML Pro shall use reasonable care to select and appoint agents and shall not be liable for the acts or omissions of any such agent except the acts and omissions of the BofAML Entities.

(C)  Release of Data.  From time to time, Customer may instruct or authorize ML Pro or another BofAML Entity to release information relating to Customer, the Accounts or Customer transactions to third-parties, including, without limitation, service bureaus and other service providers.  No BofAML Entity shall be held liable for any use or misuse of such information by such third parties or any parties who receive such information, directly or indirectly, from or through such third parties.

(D)  Force Majeure.  In no event shall any BofAML Entity be held liable for damages or any loss of any kind caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, market movements, bank moratoriums, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature, including but not limited to earthquakes, hurricanes and tornadoes, or other events or conditions beyond such BofAML Entity’s control or reasonable anticipation.  No BofAML Entity shall be liable to Customer for any loss, liability, claim, damage or expense resulting, either directly or indirectly, from any communications network, data processing system, or computer system which any BofAML Entity uses or which is used by Customer, whether any BofAML Entity owns it or not, being rendered inoperable in whole or in part, or from any error or delay in any such network or system, except to the extent caused by the gross negligence or willful misconduct of the BofAML Entities.

Section 11:  Information and Advice.

(A)  Provision of Information. Customer agrees to provide to ML Pro (for itself and for distribution to any other BofAML Entity that maintains an Account) complete and accurate information on a timely basis in order for the BofAML Entities to effectively control and monitor credit risk.  Customer shall also promptly furnish such other financial and other information as ML Pro may reasonably request from time to time.  Customer authorizes ML Pro to obtain reports concerning Customer’s credit standing and business conduct.  Customer agrees to execute and deliver, without unreasonable delay, any instruments reasonably requested by ML Pro associated with obtaining any such report.  Customer may make a written request for a description of the nature and scope of the reports obtained by ML Pro and the same will be provided to Customer within a reasonable period of time.

(B)  Tax Documents.  Customer shall, upon reasonable demand, promptly deliver to ML Pro (for itself and for distribution to any other BofAML Entity that maintains an Account) any form, document, tax receipt or other documentation or information that the BofAML Entities may reasonably request relating to taxation or revenue collection, including for purposes of reducing or eliminating withholding tax on payments made to Customer under any Contract.

(C)  Advice.  Customer acknowledges that, unless a BofAML Entity has expressly agreed otherwise in writing and receives compensation specifically identified as consideration for acting as a fiduciary or adviser, none of the BofAML Entities is acting as a fiduciary or as an adviser to Customer in respect of any Contract or any transaction it may undertake and no communication from a BofAML Entity shall be construed as an undertaking to act in such a capacity.  If any BofAML Entity provides any advice or opinions from time to time, Customer agrees that it shall not rely on any such advice or opinion in making any investment or other decisions.

(D)  Information and Compliance.  The BofAML Entities do not guarantee or warrant the accuracy, reliability or timeliness of any information that the BofAML Entities may provide or make available to Customer from time to time (nor are they under any obligation to provide any such information or services).  With respect to financial instruments and assets discussed in any such information, the BofAML Entities may, without restriction, take positions for their own account, execute transactions for others, and may provide related investment banking and other services to others.  Customer agrees that it is solely responsible for monitoring compliance with its own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and with Applicable Law affecting its authority and ability to trade and invest and no BofAML Entity shall have any obligation to assess whether a Contract or transaction is appropriate or legal for Customer.

Section 12:  Notices and Statements.  Except as otherwise provided herein, Customer and ML Pro may from time to time issue notices and other communications, either orally or in writing.  Each notice shall be directed, if to ML Pro, to such of its representative(s) as may be notified by ML Pro from time to time, and if to Customer, to such of its representative(s) as may be notified to ML Pro from time to time.  While the BofAML Entities are under no obligation to do so, BofAML Entities may, from time to time, use reasonable efforts to provide to Customer notices of various types received from issuers, courts, claimants and litigants.  Each written communication under this Agreement shall be either mailed, e-mailed, faxed, or delivered to the addresses specified on the signature page hereto or at such other address as the party may provide, provided that, ML Pro may, with Customer’s consent, post communications onto the Internet.

All communications sent to Customer, whether through the Internet, or by mail, e-mail, facsimile, messenger or otherwise, are deemed given to Customer personally as of the date sent or posted.  Except as otherwise specifically provided herein, if ML Pro gives Customer notice orally (including by telephone), such notice is effective as of the time it is communicated to Customer, and need not be confirmed in writing.  Customer shall review promptly all communications that it receives from ML Pro and shall promptly advise ML Pro of any error, omission or inaccuracy in the transactions or positions reported.  If Customer does not object in writing to any communication within two Business Days after it was sent or posted, such communication is deemed to be complete and correct.

Section 13:  Termination; Assignment; Amendment.

(A)  Termination.  Subject to the terms of the Loan Agreement with respect to the Loan Transaction and the Repurchase Agreement with respect to the Repurchase Transaction, if any, this Agreement may be terminated by ML Pro immediately by giving notice to Customer or by Customer upon giving at least 30 calendar days’ prior written notice to ML Pro. For the avoidance of doubt, this Agreement may not be terminated by either party prior to the termination of the Loan Agreement in accordance with its terms. After a termination notice is given: (i) all provisions of this Agreement shall remain in full force and effect with respect to any transactions, Contracts or Obligations that remain outstanding (together, the “Outstanding Liabilities”) until all of Customer’s obligations under such Outstanding Liabilities have been satisfied in full, (ii) Customer will not be allowed to enter into any new transactions pursuant to this Agreement, and (iii) ML Pro may, in its sole and absolute discretion, elect to terminate, accelerate, liquidate or otherwise close out any transactions under this Agreement and any Contract (the “Terminated Transactions”).  Sections 2, 9, 10, 14(M), 15, and 16 shall survive termination of this Agreement.  The timing and manner of any action taken under this Section 13 and the amounts payable by either party in respect of the Terminated Transactions shall be determined by ML Pro acting in its sole and absolute discretion.  The provisions of this Section 13 are intended to vary and supplement the provisions of any other Contract to which the Terminated Transactions relate and where there is a conflict or inconsistency between the provisions of such Contract and this Agreement, the provisions of this Agreement shall prevail.

(B)  Assignment.  ML Pro may at any time assign or transfer all or part of its rights and/or obligations under this Agreement or any transaction effected under any Contract (i) without Customer’s consent to any BofAML Entity that is an SEC-registered broker-dealer, (ii) without Customer’s consent as part of a transfer of all or part of its brokerage business or, (iii) with Customer’s prior written consent to any other person (such consent not to be unreasonably withheld or delayed); provided that, no such written consent shall be required if an Event of Default shall have occurred.  Any reference in this Agreement to ML Pro shall also include its successors, permitted transferees or assigns.  Customer may not assign its rights or any interest under any Contract without the prior written consent of ML Pro except that, the consent of ML Pro shall not be required for an assignment pursuant to a merger or consolidation for which Lender’s (as defined in the Loan Agreement) consent is not required under Section 5.02(c) of the Loan Agreement to the extent this Agreement is assigned in connection with an assignment of the Loan Agreement.  Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect.  ML Pro may disclose to its affiliates, agents and/or vendors or, subject to prior notice to Customer, any other potential assignee, transferee, or service provider such information about Customer and this Agreement as is reasonably necessary and commercially reasonable.   Notwithstanding the above, so long as the Loan Agreement has not been terminated, this Agreement shall not be assigned by ML Pro to the extent that the Loan Agreement cannot also be assigned by Lender pursuant to its terms.

(C)  Amendment.  Customer agrees that ML Pro may modify the terms of this Agreement from time to time upon prior written notice when necessary or appropriate to comply with Applicable Law.  In any other circumstance, any amendment shall be by mutual written consent.  Customer may not modify this Agreement without ML Pro’s written consent.

Section 14:  Miscellaneous.

(A)  Customer Instructions.  Customer authorizes the BofAML Entities to act upon any instructions, notices, demands, or requests (whether oral or written, delivered by mail, electronically or by facsimile) which the relevant BofAML Entities reasonably believe to have been given by an Authorized Person.  The BofAML Entities shall not be liable for any action taken or not taken in good faith pursuant to such instructions, notices, demands or requests.

(B)  Automated Systems.  Customer consents to the BofAML Entities’ use of Automated Systems.  Customer understands that the use of Automated Systems entails risks, including, but not limited to, interruption of service, system or communications failure, delays in service, and errors in the design, implementation or functioning of such Automated Systems, that could cause substantial damage, expense or liability to Customer.  THE BOFAML ENTITIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SELECTION, DESIGN, FUNCTIONALITY, OPERATION, TITLE OR NONINFRINGEMENT OF ANY AUTOMATED SYSTEM, AND MAKE NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  WITHOUT LIMITING THE FOREGOING, THE BOFAML ENTITIES EXPRESSLY DISCLAIM ANY REPRESENTATION THAT ANY AUTOMATED SYSTEM WILL OPERATE UNINTERRUPTED OR BE ERROR-FREE.

(C)  No Waiver; Cumulative Rights.  No waiver of any provision of this Agreement shall be deemed to have occurred by the failure or delay by ML Pro or any of the BofAML Entities to exercise any right or remedy.  The single or partial exercise of any such right or remedy will not preclude any other or further exercise thereof or the exercise of any other right or remedy.  The authority to debit and charge and the right of set-off and other rights and remedies provided in this Agreement are separate, independent and cumulative and not exclusive of any rights or remedies (including any other security, right of set-off, lien, right to combine or consolidate accounts or similar right) to which ML Pro or any of the BofAML Entities is at any time entitled anywhere, whether by operation of law or otherwise.

(D)  Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of the remaining provisions of this Agreement and of such provisions under the law of any other jurisdiction shall not be affected or impaired.

(E)  Construction.  This Agreement supersedes all prior agreements as to matters within its scope, including matters of confidentiality.  Except to the extent provided in any other agreement between ML Pro and Customer that specifically refers to this Agreement and states that it is intended to supersede this Agreement, the terms of this Agreement shall prevail if there is any conflict or inconsistency between this Agreement and any other Contract, provided that the terms of the Loan Agreement and the Repurchase Agreement shall supersede this Agreement if any conflict or inconsistency exists with respect to the applicable Subject Transactions. All references to Sections are to Sections in or to this Agreement unless otherwise specified.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References in this Agreement to any English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term.  All references to time herein are to time in New York City.

(F)  Recordings.  Each party recognizes that both parties are afforded protection by the recording of telephone conversations, and each party is aware that the other may record conversations between the parties, their representatives, and each party consents to such recording.  Each party recognizes that the other party may record conversations without further notice and without assuming responsibility to make or retain such recordings.

(G)  Additional Bankruptcy Matters.  The parties acknowledge that each Contract is a “securities contract,” “swap agreement,” “forward contract,” “repurchase agreement,” or “commodity contract” within the meaning of Title 11 of the United States Code (the “Bankruptcy Code”) and that each delivery, transfer, payment and grant of a security interest made or required to be made by, contemplated by, or contemplated in connection with, any Contract is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7), (17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the Bankruptcy Code.  The parties further acknowledge that this Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code.  Notwithstanding the foregoing, Section 7.03(b) of the Loan Agreement shall supersede this clause (H) with respect to the Loan Transaction.

(H)  14b-1.  Customer does not wish to have certain information pertaining to its beneficial ownership disclosed to a “registrant” (as such term is defined in Rule 14b-1 under the Exchange Act) pursuant to Rule 14b-1 under the Exchange Act.  Customer objects to disclosure for the purposes of Rule 14b-1(b)(1)(ii) under the Exchange Act.

(I)  Third Party Beneficiaries.  Nothing in this Agreement shall create, or be deemed to create, any third-party beneficiary rights in any person or entity other than the BofAML Entities and Customer.

(J)  Hong Kong Trading.  Customer represents that either (i) it is not currently placing orders with ML Pro or any other BofAML Entity for the short sale of securities that are admitted to trading on the Stock Exchange of Hong Kong (“Hong Kong Securities”) and agrees that it will provide at least 30 calendar days’ prior written notice to ML Pro and will fulfill any additional requirements of ML Pro or any other BofAML Entity before placing any such orders; or (ii) it has complied with ML Pro’s procedures and requirements, including but not limited to executing a securities lending agreement or a stock loan supplement together with supporting ancillary documentation required by ML Pro, prior to placing any such orders with ML Pro or any other BofAML Entity.

(K)  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which will together constitute one and the same instrument.

(L)  Confidentiality.  Except as otherwise provided in a separate confidentiality agreement between Customer and a BofAML Entity that states by specific reference to this Agreement that it is intended to supersede this Agreement, information made available by Customer to a BofAML Entity pursuant to this Agreement shall be subject to this Section 14(L).  No party shall disclose the terms of this Agreement or any information relating thereto to any third party except as permitted under this Agreement or with the prior written consent of the other, and shall keep the same strictly confidential.

The obligations in Section 14 (L) shall not apply:

i.
to the extent such disclosure is required by Applicable Law or in connection with any judicial, arbitral or administrative proceeding or to the extent such disclosure is required or requested by any governmental, regulatory or administrative agency having jurisdiction over any party or its respective activities;

ii.	to disclosures made to employees, agents, contractors or advisers, accountants or auditors of a party who are under an obligation or have undertaken to maintain confidentiality of such terms;

iii.
to the extent such terms or information are (a) already in the public domain, (b) otherwise already known or available  to the person receiving such information, other than through a breach hereof or (c) independently developed by the person receiving such information; or

iv.
to disclosures made by ML Pro (a) to any BofAML Entity in connection with this Agreement and any other Contract or (b) to the extent otherwise necessary or appropriate to permit ML Pro to perform its responsibilities under this Agreement.

(M)  Customer shall not use the name of ML Pro or any of the other BofAML Entities without ML Pro’s or the relevant BofAML Entity’s written consent, including without limitation in any advertisement, publication or offering material.

Section 15:  Governing Law.  THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) SHALL GOVERN THIS AGREEMENT, ITS ENFORCEMENT, AND EACH TRANSACTION ENTERED INTO UNDER, OR CONTEMPLATED BY, AND ALL MATTERS ARISING IN CONNECTION WITH, THIS AGREEMENT OR ANY CONTRACT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY THEREIN), AND ANY DISPUTE BETWEEN ML PRO AND CUSTOMER, WHETHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CONTRACT, ANY TRANSACTION, CUSTOMER’S ACCOUNTS OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, THE ESTABLISHMENT AND MAINTENANCE OF THE ACCOUNTS AND ALL INTERESTS, DUTIES AND OBLIGATIONS RELATED THERETO).  The parties agree that (i) the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the NYUCC, in respect of any Account in which any Collateral is deposited or held and in respect of the Collateral, is the State of New York; (ii) the bank’s jurisdiction, within the meaning of Section 9-304(b) of the NYUCC, in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried is the State of New York; (iii) the commodity intermediary’s jurisdiction, within the meaning of Section 9-305(b) of the NYUCC, in respect of any commodity account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of commodity contracts, is the State of New York, and (iv) none of them has or will enter into any agreement to the contrary.

Section 16:  Litigation in Court; Sovereign Immunity; Service.

(A)  IF THE PARTIES CHOOSE TO PROCEED BY LITIGATION, ANY LITIGATION BETWEEN CUSTOMER AND ML PRO OR INVOLVING THEIR RESPECTIVE PROPERTIES MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR AS OTHERWISE PROVIDED BY LAW.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM, OR OTHER LEGAL ACTION IS WAIVED BY ALL PARTIES TO THIS AGREEMENT.

(B)  EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR SIMILAR GROUNDS FROM (I) SUIT, (II) JURISDICTION OF ANY COURT, (III) RELIEF BY WAY OF INJUNCTION, ORDER FOR SPECIFIC PERFORMANCE, OR RECOVERY OF PROPERTY, (IV) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT), AND (V) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY ACTIONS OR PROCEEDINGS IN SUCH COURTS, AND IRREVOCABLY AGREES THAT IT WILL NOT CLAIM SUCH IMMUNITY IN ANY SUCH ACTIONS OR PROCEEDINGS.

(C)  CUSTOMER CONSENTS TO PROCESS BEING SERVED BY ML PRO ON CUSTOMER IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE SPECIFIED IN THIS

SECTION 16 ABOVE BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO CUSTOMER AT THE ADDRESS SET FORTH AFTER CUSTOMER’S SIGNATURE BELOW; SUCH SERVICE SHALL BE DEEMED COMPLETED AND EFFECTIVE AS FROM 30 DAYS AFTER SUCH MAILING OR SUCH EARLIER TIME SPECIFIED BY APPLICABLE LAW.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS AS OTHERWISE PERMITTED BY LAW.

(D)  IRRESPECTIVE OF WHETHER CUSTOMER CHOOSES TO PROCEED BY ARBITRATION OR LITIGATION, CUSTOMER AGREES TO INDEMNIFY AND FULLY REIMBURSE THE INDEMNIFIED PARTIES FOR ALL REASONABLE ATTORNEY’S FEES AND OTHER COSTS AND EXPENSES RELATING TO ANY SUCH PROCEEDINGS.

Section 17:  Defined Terms.

“Account” means (i) the Collateral Account and (ii) any other securities, commodity, deposit, custodial or other account of any kind or nature whatsoever maintained now or hereafter by a BofAML Entity in the name or for the account of Customer, into which Customer’s assets or other property are or may be deposited, in which any such assets or other property are or may be held or to which any such assets or other property are or may be credited.

“Adviser” means the investment manager or adviser with authority to manage the ML Pro Account and other Accounts for Customer on a discretionary basis (as identified on the signature page hereof).

“Applicable Law” means all applicable laws, rules, regulations and customs, including common law, and any amendments and supplements thereto, including, without limitation, those of all U.S. and non-U.S. federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities, in all cases where applicable.

“Authorized Person” means a person authorized by Customer to give instructions to the BofAML Entities, and a person that the BofAML Entities reasonably believe to have been so authorized, including Related Persons, until the BofAML Entities receive and acknowledge written notice from Customer of the unauthorized status of such person.

“Automated Systems” means any automated systems, including systems owned or made available by a BofAML Entity’ or any third party (including any service bureau) in conjunction with the Accounts, including, but not limited to, systems designed to facilitate automated order entry and execution; recordkeeping, reporting and account reconciliation; and risk management systems.

“BofAML Entities” means ML Pro, Bank of America, N.A. (including any and all branches) and any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the foregoing entities, either collectively or individually, as the context requires (including any such entities that qualify under this definition after the date hereof).

“Business Day” means any day on which the New York Stock Exchange is open and conducting business.

“Collateral” means all of Customer’s right, title and interest in, to, or under, (i) any or all of the Accounts, (ii) any cash, securities, commodity contracts, general intangibles, investment property, financial assets, and other property which may from time to time be deposited, credited, held or carried in any such Account, or that is due to Customer, or delivered to or in the possession or control of any BofAML Entity or any of the BofAML Entity’s agents, and all security entitlements with respect to any of the foregoing, (iii) any Contract, including without limitation all of Customer’s right, title or interest in, or to any amounts payable by a BofAML Entity to Customer upon the termination, acceleration, liquidation or close-out of such Contract, but, in each case, after giving effect, to the extent enforceable, to any netting, offset and recoupment rights (including, without limitation, any such right granted under any Contract), and (iv) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising (together with the accounts in which such property and financial assets are held).

“Collateral Account” has the meaning set forth in the Loan Agreement.

“Contract” means this Agreement as well as any documents or agreements as to which Customer and any BofAML Entity is a party, has any obligations or holds any rights, and any schedules, annexes, supplements, exhibits or confirmations in relation thereto, including without limitation the Loan Agreement and the Control Agreement (as defined in the Loan Agreement).

“Control” (whether or not capitalized) shall include “control” as defined in the NYUCC.

“Custodian” has the meaning set forth in the Loan Agreement.

 “Indemnified Parties” means the BofAML Entities and each of their directors, officers, agents, employees and permitted assigns.

“Loan Agreement” means that certain Margin Loan Agreement dated as of November 9, 2012, by and between Customer and ML Pro, as amended.

“Loan Collateral” means the “Loan Collateral” as defined in the Loan Agreement.

“Loan Transactions” means the “Subject Transactions” as defined in the Loan Agreement.

“Market-Timing Investment Entities” means hedge funds, private investment funds or other companies or partnerships that engage in Market-Timing Trading Activities.

“Market-Timing Trading Activity” means (i) purchasing and selling, or exchanging, mutual fund or similar investment units to exploit short-term differentials in the prices of such funds or similar units and their underlying assets, and similar trading strategies, or (ii) purchasing and selling, or exchanging the shares of a particular mutual fund or similar investment units more than twice within a thirty-day period.  Notwithstanding the above, the following shall not constitute “Market-Timing Trading Activity”:  (i) trading of money market funds, short-term bond funds or exchange-traded funds or (ii) trading of mutual funds in the manner consistent with the relevant fund’s prospectus.

“NYUCC” means the Uniform Commercial Code, as in effect in the State of New York.  The following terms used in this Agreement shall have herein the same meaning as set forth in the NYUCC:  “bank”, “control”, “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement order”, “financial assets”, “general intangible”, “investment property”, “securities account”, “securities intermediary”, and “security entitlement”.

“Obligations” means any and all obligations of Customer to any BofAML Entity arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, related to the purchase, sale or loan of securities or other property, or under or in connection with any or all Contracts, Accounts or other accounts containing Collateral, including, without limitation, all amounts due and owing with respect to any loans or advances made to Customer pursuant to the Loan Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Related Person” means any of the principals, officers, directors and senior employees (in such official capacity as principal, officer, director or senior employee, as the case may be) of (i) Customer, (ii) Customer's affiliates, (iii) Adviser or (iv) any person or entity for which Adviser acts as investment manager.

“Repurchase Agreement” has the meaning set forth in the Loan Agreement.

“Repurchase Transaction” means the transactions anticipated to occur with respect to the Repurchase Agreement.

“Securities Act” means the Securities Act of 1933.

“Subject Transactions” has the meaning set forth in the Loan Agreement, and for the purposes of this Agreement, shall include the Repurchase Transaction.

“Taxes” means any and all taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.

 “USA PATRIOT Act” means Bank Secrecy Act as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

Please sign below to indicate Customer’s formal acceptance of this Agreement.
Merrill Lynch Professional Clearing Corp.,

as agent for itself and the other BofAML Entities

By:	/s/ Authorized Signatory
Print Name:
Title:
Date:

Signature Page to AVK Customer Account Agreement

Advent Claymore Convertible Securities and Income Fund (“Customer”)

By:	/s/ Authorized Signatory
Print Name:
Title:
Date:

Advent Capital Management, LLC (“Adviser”), solely to make the representations, warranties, covenants and agreements as set forth in the Adviser Annex and the ERISA Annex to this Agreement.

By:	/s/ Authorized Signatory
Print Name:
Title:
Date:

Customer jurisdiction of organization

Type of organization

Place of business / chief executive office / registered office

Organizational identification number

Adviser jurisdiction of organization

Type of organization

Place of business / chief executive office / registered office

Organizational identification number

Name of General Partner/Managing Member (if applicable)

Jurisdiction of organization

Type of organization

Place of business / chief executive office / registered office

Organizational identification number

Merrill Lynch Professional Clearing Corp.
One Bryant Park, 6th Floor
New York, NY  10036
Attention:  Legal Notices
Email:  DG.Legal_Notices_MLPRO@baml.com

Signature Page to AVK Customer Account Agreement

Adviser Annex

This Adviser Annex (this “Adviser Annex”) forms part of and supplements the Agreement by setting forth additional representations, warranties, covenants and agreements of Customer and Adviser in consideration for the services provided by ML Pro and the BofAML Entities under the Agreement.  In the event of any inconsistency between any term of this Adviser Annex and the Agreement, this Adviser Annex shall control.  All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

Section 1:  Customer and Adviser, in its capacity as agent for Customer and in its individual corporate capacity, each represents, warrants, covenants and agrees, as of the date hereof, and on each date on which an Obligation is in existence or a transaction or Contract is effected for any Account, that:

(A)  Customer has entered into a written agreement with Adviser (the “Investment Management Agreement”) that (i) authorizes Adviser to render investment advice to Customer and take all action with respect to transactions under the Agreement on behalf of Customer (including, without limitation, to open accounts with the BofAML Entities on behalf of Customer and to enter into trades and clearing transactions on behalf of Customer); (ii) designates Adviser as agent and attorney-in-fact of Customer to give instructions to the BofAML Entities and to take all actions necessary for the execution, clearance and settlement of  trades; and (iii) complies with all Applicable Law;

(B)  Adviser is entering into each transaction under the Agreement as agent on behalf of Customer; the BofAML Entities may rely on the representations of Adviser respecting its authority to act on behalf of Customer contained herein until the BofAML Entities have received written notice of a change in, or revocation or rescission of such authority; no change in, revocation or rescission of such authority will affect the rights and indemnities inuring to the BofAML Entities with respect to the Obligations of Customer under the Agreement arising prior to actual receipt by the BofAML Entities of written notice of such change, revocation or rescission;

(C)  Adviser is not a person (i) subject to an SEC order issued under Section 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (ii) convicted within the previous 10 years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A-D) of the Advisers Act; (iii) who has been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraph 1, 5 or 6 of Section 203(e) of the Advisers Act; or (iv) subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act;

and

(D)  Customer and Adviser will immediately advise the BofAML Entities in writing if any of the above representations should become untrue.

Section 2:  Adviser, in its capacity as agent for Customer and in its individual corporate capacity, additionally represents, warrants, covenants and agrees, as of the date hereof, and on each date on which an Obligation is in existence or a transaction or Contract is effected for any Account, that:

(A)  (i)  Adviser is duly formed and validly existing under the laws of its jurisdiction of formation; and (ii) the execution, delivery and performance by Adviser of the Facility Documents to which it is a party are within its company powers and do not contravene its Organization Documents (as defined in the Loan Agreement);

(B)  Adviser is (please check the applicable box):

☒	an investment adviser registered with the SEC under the Advisers Act;

☐
an investment adviser registered, licensed or otherwise qualified by the appropriate authorities in the states of its clients’ residences where such registration would be required under the National Securities Markets Improvement Act of 1996;

☐	an investment adviser not required to be registered pursuant to an exemption under Section 203(b) of the Advisers Act;

☐	a bank as defined under the Advisers Act and exempt from such Act; or

☐
an investment adviser or bank not subject to the laws of the United States governing such entities, and Adviser is registered with the appropriate authorities in the jurisdictions of its clients’ residences, where such registration would be required;

(C)  Adviser will comply with Applicable Law;

(D)  Adviser is satisfied, after sufficient inquiry, that the person (or persons) who executed the Investment Management Agreement for Customer was properly authorized by Customer;

(E)  Adviser has reviewed the investment objectives of Customer and obtained information necessary to satisfy itself of the appropriateness of transactions under the Agreement to be entered into on behalf of Customer.  Adviser shall be responsible for determining that the Agreement, the Contracts and the transactions contemplated are fit, proper and suitable for Customer;

(F)  Adviser will not willfully cause Customer to act in violation of the Agreement;

(G)  Adviser will enter into a transaction only when the assets in the accounts of Customer under its control are sufficient to meet the obligations resulting from such transaction;

(H)  Adviser has collected all of the information requested on the relevant options and forwards disclosure and customer forms (which information Adviser represents to be complete and correct) and will provide the BofAML Entities and Customer with such information upon request;

(I)  Adviser will provide, whenever possible, such information regarding Customer as may be requested of the BofAML Entities by regulators;

(J)  Adviser agrees to indemnify the BofAML Entities, to the fullest extent permitted by law, from and against any loss, liability, cost, claim, action, demand or expense (including, without limitation, reasonable costs, expenses and disbursements of legal counsel), whether direct, indirect, incidental or consequential, resulting from, arising out of or relating to (x) any claim by Customer that any transaction entered into by Adviser on Customer’s behalf was not suitable, (y) any claim by Customer that any transaction entered into by Adviser on Customer’s behalf was without authority, and (z) any breach by Adviser of any representation, warranty, covenant or agreement contained herein;

(K)  Each of Adviser’s clients for which it exercises investment discretion, now or hereafter (i) does not presently engage in and will not hereafter engage in, and (ii) will not use the proceeds of any transaction in furtherance of, any Market-Timing Trading Activity.  No client of Adviser will use the proceeds of any Transaction to invest knowingly, whether directly or indirectly, in Market-Timing Investment Entities.  To the extent that Adviser learns that any of its clients has invested in a Market-Timing Investment Entity, Adviser shall immediately notify ML Pro of such investment and shall make good faith efforts to divest itself of such investment as soon as reasonably practicable; and

(L)  Each of Adviser’s clients for which it exercises investment discretion, is, and at all times will be, in compliance with (i) Investment Company Act Rule 22c-1 in connection with the purchase, sale and exchange of all U.S. mutual funds and (ii) all applicable analogous rules and regulations relating to the timing of purchases, sales and exchanges of non-U.S. mutual funds, non-U.S. unit trusts or analogous non-U.S. investment vehicles.

ERISA Annex

This ERISA Annex (this “ERISA Annex”) forms part of and supplements the Agreement.  In the event of any inconsistency between any term of this ERISA Annex and the Agreement, this ERISA Annex shall control.  All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

All terms, representations, warranties, provisions and agreements set forth in the checked section below are incorporated herein by reference into the Agreement.

Please check the applicable box below.  If a box has not been checked the representations, warranties, covenants, agreements and acknowledgements in either Section 1 or Section 2, as applicable, of this ERISA Annex will be deemed made by Customer and Adviser at all times during the relevant period under the circumstances applicable to Customer.

Section 1:  No Plan Assets.

(A)  Customer and Adviser, in its capacity as agent for Customer and in its individual corporate capacity, represent and warrant (which representation and warranty will be deemed to be repeated at all times until all Obligations have been satisfied) that Customer is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), to which Section 4975 of the Code applies, (C) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4975 of the Code by reason of Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 CFR Section 2510.3-101 or otherwise, or (iii) a “governmental plan” (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include the assets of any such governmental or other plan) that is subject to any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).  Customer will provide written notice to the BofAML Entities if it is aware that it is in breach of this representation and warranty or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will be in breach of this representation and warranty.

(B)  Customer agrees to indemnify and hold harmless the Indemnified Parties from and against any cost, damage or loss (including, without limitation, any excise taxes, fines, penalties, interest, profits disgorged, restitution and any related attorneys fees and expenses) incurred by the Indemnified Parties as a result of the representation and warranty in this Section 1 being or becoming untrue or any breach of ERISA, Section 4975 of the Code or Similar Law caused by Customer which exposes the Indemnified Parties to any cost, damage or loss (including, without limitation, any excise taxes, fines, penalties, interest, profits disgorged, restitution and any related attorneys fees and expenses).

Check box if Section 1 applies:	☐

Section 2:  Plan Assets.

(A)  Customer and Adviser, as agent for Customer and in its individual corporate capacity, each represents and warrants that Customer’s assets constitute “plan assets” of any “employee benefit plan” as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) for purposes of ERISA and/or Section 4975 of the Code or constitute “plan assets” of an employee benefit plan or arrangement for purposes of another law, rule or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).  As such, each of Customer and Adviser represents, warrants, covenants and agrees (which representations, warranties, covenants and agreements shall be deemed to be repeated by Customer and Adviser at all times until all Obligations have been satisfied) that:

1.  Adviser is an “investment manager” (as defined in Section 3(38) of ERISA) with respect to each investor in Customer subject to ERISA and a fiduciary with respect to each investor in Customer subject to Section 406 of ERISA, Section 4975 of the Code and/or any Similar Law and has full power and authority on behalf of Customer to execute and deliver the Agreement and each Contract, to enter into each transaction covered by a Contract and to cause Customer to perform all its obligations under each Contract;

2.  In connection with the negotiation, execution and delivery of the Agreement and each Contract, Adviser is a “qualified professional asset manager” or “QPAM” within the meaning of Part VI of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (the “QPAM Exemption”) and in such capacity has negotiated and approved each Contract and each transaction covered by a Contract;

3.  The entering into and performance of each Contract and each transaction covered by a Contract, regardless of when entered into, do not and will not constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code due to the application of the QPAM Exemption or another exemption identified and described to ML Pro by Customer or Adviser before Customer or Adviser relies on such exemption for purposes of this provision;

4.  None of the BofAML Entities is acting as a fiduciary in respect of Customer (including in connection with the exercise of its rights under any Contract) or has any responsibility under the standards governing the conduct of fiduciaries, investment advisers or investment managers, and any information or advice provided by any BofAML Entity under or in connection with any Contract any transaction covered by a Contract does not and will not serve as a primary basis of any investment decision by Customer or Adviser;

5.  No Contract or any transaction covered by a Contract will result in a violation of any applicable Similar Law;

6.  As of the date of each transaction that Adviser directs on behalf of Customer, and at all times until the termination of the Agreement and each Contract, Customer and Adviser will be in full compliance with Customer’s constituent documents, and the transactions that Adviser directs on behalf of Customer are and will be authorized transactions;

7.  Customer and Adviser will not regard any assets pledged as collateral by Customer in connection with any transaction or Contract as constituting “plan assets” within the meaning of Title I of ERISA or Section 4975 of the Code;

8.  The BofAML Entities may, among other things, sell, pledge, transfer, rehypothecate, assign, invest, use, commingle or otherwise dispose of or use in its business any Collateral pledged to it by Customer.  Adviser specifically represents that it considered and authorized the use by the BofAML Entities of any assets held by or on behalf of the BofAML Entities as Collateral pursuant to a pledge by Customer as part of and in the context of negotiating each Contract and each transaction; and

9.  Adviser has and will have full authority to manage the assets in the Accounts and sufficient assets of Customer are and shall be available to satisfy Customer’s obligations under each Contract and in connection with each transaction.

(B)  Customer and Adviser, as agent for Customer and in its individual corporate capacity, each represents that Section 404(b) of ERISA shall be satisfied with respect to Customer’s assets held with any BofAML entity and Customer and Adviser acknowledge and agree that the BofAML Entities shall have no responsibility for compliance with Section 404(b) of ERISA.

(C)  Customer and Adviser acknowledge and agree that if Adviser directs the BofAML Entities to sell securities that are not in the ML Pro Account the BofAML Entities are directed to lend securities to the ML Pro Account pursuant to the terms of this Agreement or any other Contract, as applicable.  If Adviser buys securities in the ML Pro Account, the BofAML Entities are directed to exhaust the then-available free funds of the relevant currency held in the ML Pro Account to purchase the securities, and lend the ML Pro Account the difference pursuant to the terms of this Agreement or any other Contract, as applicable.

(D)  Customer and Adviser acknowledge that the BofAML Entities are entering into each Contract and each transaction based on the representations, warranties, covenants and agreements in this ERISA Annex.

(E)  Neither Customer nor Adviser will take any action during the term of any Contract that would render any of the representations, warranties, covenants or agreements in this ERISA Annex untrue, incorrect or incomplete, and each of Customer and Adviser will immediately give written notice to the BofAML Entities if either Adviser or Customer is in breach of or that, with the passing of time, giving of notice or expiry of any applicable grace period, either Adviser or Customer will be in breach of, any aspect of any of such representations, warranties, covenants or agreements or that any of such representations, warranties, covenants or agreements are or will be untrue.

(F)  Customer and Adviser jointly and severally agree to indemnify and hold harmless the Indemnified Parties from and against any cost, damage or loss (including without limitation any excise taxes, fines, penalties, interest, profits disgorged, restitution, and any related attorneys' fees and expenses) incurred by the Indemnified Parties as a result of any of the representations, warranties, covenants or agreements in this ERISA Annex being or becoming untrue or any breach of ERISA, Section 4975 of the Code or Similar Law caused by Adviser or Customer which exposes the Indemnified Parties to any cost, damage or loss (including without limitation any excise taxes, fines, penalties, interest, profits disgorged, restitution, and any related attorneys' fees and expenses).

Check box if Section 2 applies:	☐